Exhibit 99.1

To Our Stockholders:

We are pleased to provide you with the enclosed prospectus describing the Dividend Reinvestment Plan being offered by Farmers and Merchants Bancshares, Inc. The Plan provides eligible stockholders with a convenient way of investing cash dividends paid on shares of our common stock in additional shares of common stock. The date of the prospectus is [*]. Please note that the Plan is not available to stockholders of record who resident in Arizona, California or Ohio. You do not need to take any action if you do not wish to enroll in the Plan.

Importantly, the Plan is a new plan and not a continuation of the dividend reinvestment plan that was in place at Farmers and Merchants Bank prior to our November 1, 2016 reorganization. The Bank’s plan and any election or enrollment that you made under the Bank’s plan terminated at the time of our reorganization. Accordingly, you must enroll in the Plan if you desire to reinvest any future cash dividends in additional shares of stock.

The investment options offered under the Plan are:

•	Full Dividend Reinvestment - Reinvest dividends paid on all shares that you own.

•	Partial Dividend Reinvestment - Reinvest dividends paid on less than all shares that you own and continue to receive cash dividends on the other shares.

You may enroll in the Plan by completing the enclosed Authorization Form and returning it to American Stock Transfer & Trust Company, LLC, Wall Street Station, P.O. Box 922, New York, NY 10269-0560.

All of us at Farmers and Merchants Bancshares, Inc. appreciate the confidence that you and our other investors have shown in our ability to provide an uncommon commitment to service and solutions for our customers, while at the same time meeting our investors’ expectations. We look forward to the opportunity to serve both your financial services needs and your objectives as a stockholder of Famers and Merchants Bancshares, Inc.

Sincerely yours,

/s/ James R. Bosley, Jr.

James R. Bosley, Jr.
President and Chief Executive Officer